Chang G. Park, CPA, Ph. D.

 2667 CAMINO DEL RIO S. PLAZA B  /  SAN DIEGO  /  CALIFORNIA 92108-3707

 TELEPHONE (858) 722-5953  /  FAX (858) 761-0341  /  FAX (858) 433-2979

 E-MAIL changgpark@gmail.com

July 2, 2008

To Whom It May Concern:

The firm of Chang G. Park, CPA consents to the inclusion of our report of June 19, 2008 on the audited financial statements of Zapnaps, Inc. as of January 31, 2008, in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission.

Very truly yours,

/s/Chang G.Park

Chang G.Park,CPA

Member of the California Society of Certified Public Accountants Registered with the Public Company Accounting Oversight Board